Exhibit (i)


Dechert LLP
1775 I Street, N.W.
Washington, D.C. 20006


April 29, 2008


Via EDGAR


Neuberger Berman Advisers Management Trust
605 Third Avenue, 2nd Floor
New York, New York  10158-0006


Re:	Neuberger Berman Advisers Management Trust
	File Nos. 2-88566 and 811-4255


Dear Ladies and Gentlemen:


We hereby consent to all references to our firm in Post-Effective
Amendment No. 58 to the Registration Statement of Neuberger Berman Advisers Management Trust. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.


Very truly yours,


/s/ Dechert LLP